Exhibit 4.27

English Translations for Reference

LOAN AGREEMENT

THIS LOAN AGREEMENT (“this Agreement”) is entered into by the following parties as of December 17, 2014:

Lender:	CNinsure Inc., is a liability limited company duly incorporated under the laws of the Cayman Islands (“Party A”).

Borrowers:
Rosyedge Limited, is a liability limited company duly incorporated under the laws of British Virgin Islands (“Party B”).

Ojeda Limited, is a liability limited company duly incorporated under the laws of British Virgin Islands (“Party C”).

Colour Step Limited, is a liability limited company duly incorporated under the laws of British Virgin Islands (“Party D”).

Guarantors:	Individuals listed in Attachment I (“Party E”).

WHEREAS:

1.	The borrowers holds 150,000,000 ordinary shares of CNinsure Inc. (NASDAQ ticker symbol: CISG) (the "Shares").

2.
The Borrowers and Guarantors entered into a share purchase agreement, pursuant to which the Borrowers are the nominee owners of the Shares and the Guarantors are the ultimate beneficial owners of the Shares (the “Share Purchase Agreement”). The Shares ultimately beneficially owned by each of the Guarantors are referred to as the Shares of the Subscriber.

3.	The Borrowers desire to borrow a loan from the Lender in an aggregate amount of USD 41,500,000 (Forty One Million and Five Hundred Thousand in US Dollars).

NOW THEREFOR, after friendly negotiations, all parties hereby agree as follows for mutual observance:

1.
The Lender agrees to grant a loan to the Borrowers in an aggregate principle amount of USD 41,500,000 (Forty One Million and Five Hundred Thousand in US Dollars) at 3% annual interest rate calculating in accordance with the actual loan term, and the Borrowers agree to accept the loan above and pledge the Shares to secure the performance of the loan under this Agreement. The Guarantors agree the Borrowers to secure the loan corresponding to the Shares of the Subscriber under this Agreement by pledging the Shares and voluntarily assume the joint and several guarantee liability for the payment of the loan in connection with the Shares of the Subscriber under this Agreement by offering all of their respective personal assets as guarantee. The scope of the guarantee above includes but not limited to the principal loan amount, interest, fees, penalty, compensation and all expenses in connection with realizing creditor’s right.

2.	All parties unanimously agree and acknowledge that the loan granted to the Borrowers by the Lender shall be solely used for the purchase of the Shares.

3.
The maturity date of the loan under this Agreement shall be  the end of two years after signing this Agreement. The Borrowers may repay the principle and interests of the loan on or before the maturity date. Before the principle of the loan is repaid, interest shall be paid annually. Upon the maturity of the loan, the remaining amount of the principle and interest shall be repaid in a lum sum.

4.
During the loan term, the Lender shall have the right, by giving written notice to the Borrowers, to decide that full or partial amount of the loan under this Agreement is due immediately and request the Borrowers to repay the loan in the manner as specified herein if the Borrowers has any of the following circumstances:

4.1	the Guarantor resigns from or is dismissed by the Lender or any of its affiliates;

4.2	the Guarantor dies or loses its civil capacity or its capacity for civil conduct is restricted;

4.3	the Guarantor commits a crime or is involved in a crime;

4.4	Any other third party (including the Borrowers) except the Lender claims more than One Hundred Thousand Renminbi (RMB100,000) against the Guarantor; or

4.5	Arbitration or litigation occurs between the Guarantor and the Lender, any affiliates of the Lender or the Borrower.

5.
All parties hereby agree and acknowledge that the Borrower shall only repay the loan in the manner as follows: (1) before the loan is due, the Borrowers or their assignees shall repay the loan in cash or into the bank account designated by the Lender; (2) before the loan is due, the Borrowers shall be entrusted by the Guarantor to sell part or all of the Shares and use the proceeds to repay the principal and interests incurred in respect with the Shares of the Subscriber; (3) when the loan is due, the Guarantors unconditionally agree that the Borrowers, under the instruction of the Lender, sell or transfer part or all of the Shares to any individual(s) or company(ies) designated by the Lender and use the proceeds to repay the principal and interests of the loan in connection with the Shares of the Subscribers under this Agreement.

6.
All the parties hereby agree that if the Borrower receives any proceeds from the sale of the Shares on open market, the Borrower shall use the proceeds to repay to the Lender in priority the principal and interest of the loan under this Agreement. When the loan is due, if the proceeds that the Borrowers received in accordance with the manners listed in Article 5 are not insufficient to repay the principal and interests in full, the Lender shall have the right to request the assistance from the employer of the Guarantor(s) or its affiliate to use all of the income that the Guarantor(s) receives (including but not limited to his or her salaries, proceeds from the sale of stocks or exercise of share options, etc.) to repay the remaining amount of the principal and interests in respect of the Shares of the Subscriber under this Agreement without prior written consent from the Guarantor(s). If the Borrower still can't repay the principal and interests of the loan in full in the means specified in this Article, the Lender has the right to take all necessary legal actions to claim the repayment of the loan from the Borrowers and the Guarantors.

7.	From the execution date of this Agreement until the termination of this Agreement, the Borrowers and Guarantors hereby represent and warrant to the Lender that:

7.1	Borrowers legally own the Shares and the Guarantors are the legal and ultimate beneficial owners of the Shares;

7.2
The Borrowers and Guarantors understand all the terms and conditions under this Agreement. Once executed, the terms under this Agreement constitute a legal, valid and binding obligations of the Borrowers and Guarantors which are, enforceable against the Borrowers and Guarantors in accordance with its provisions;

7.3
Except for the provisions stipulated in the Share Purchase Agreement and this Agreement, Borrowers and Guarantors shall not mortgage, pledge or otherwise encumber the Shares, offer any transfer of such Shares to any third party, accept any offer from any third party to purchase the Shares, or execute any agreement with any third party to transfer the Shares.

8.
Borrowers and Guarantors covenant jointly that prior to the fully repayment of the principal and interests under this Agreement, without Lender's prior written consent, they shall not transfer, mortgage or otherwise cause any other security interest to be created on the Shares.

9.	This Agreement shall be binding on and inure to the benefit of all the parties hereto and their respective successors, heirs and permitted assignees.

10.
The formation, validity, interpretation, performance, amendment and termination of and resolution of disputes in connection with this Agreement shall be governed by the PRC laws. Any dispute, controversy or claim arising from the interpretation and performance in connection with this Agreement  shall be resolved by the parties through friendly consultations. In case no agreement can be reached within thirty (30) days after one party makes a request for resolution, either party may submit such dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in accordance with its arbitration rules then in effect at the time of applying for arbitration. The arbitration award shall be final and binding upon both parties.

11.
This Agreement shall be effective as of the date of signing and shall expire until the parties have performed their obligations under this Agreement. This Agreement is severable. If any provision of this Agreement is held to be invalid or unenforceable, such provision shall not affect the validity and enforceability of the remainder of this Agreement. Any obligations arising out of and under this Agreement shall remain in full force and effect after the expiry or early termination of this Agreement. The provision stipulated in Article 10 of this Agreement shall remain valid after the termination of this Agreement.

12.
This Agreement shall not be amended or modified except with the written consent of both parties. In case of anything not covered herein, the parties may make supplements hereto by signing a written agreement. Any amendment, modification, supplement or annex to this Agreement shall form an integral part of this Agreement.

13.	This Agreement is executed in five originals, with each of Party A, Party B, Party C, Party D and Party E holding one original. Each original has the same legal effect.

[No text below]

IN WITNESS WHEREOF, Party A, Party B, Party C, Party D and Party E have executed this Agreement as of the date as first above written.

Party A：CNinsure Inc.

Chop: /s/ Authorized Signature

Party B：Rosyedge Limited

Chop: /s/ Authorized Signature

Party C: Ojeda Limited

Chop：/s/ Authorized Signature

Party D：Colour Step Limited

Chop: /s/ Authorized Signature

Party E:

Chop：